As filed with the Securities and Exchange Commission on December 22, 2010.
Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

F & M BANK CORP.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Virginia	6022	54-1280811
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

P.O. Box 1111
Timberville, Virginia
(540) 896-8941
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Neil W. Hayslett
Executive Vice President and Chief Financial Officer
F & M Bank Corp.
P.O. Box 1111
Timberville, Virginia
(540) 896-8941
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

Wayne A. Whitham, Jr., Esq.
Charles W. Kemp, Esq.
Williams Mullen
Williams Mullen Center
200 South 10th Street
Richmond, Virginia 23219
(804) 420-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $5.00 per share	-	-	$11,000,000	$785
Rights to Purchase Shares of Common Stock	-	-	(2)	(2)
(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 457(g), no separate registration fee is required for the rights.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2010

PRELIMINARY PROSPECTUS

Up To 768,695 Shares of

F & M Bank Corp.
Common Stock

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase up to 768,695 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for every three full shares of common stock owned at 5:00 p.m., Eastern Time, on          , 2010, the record date of the rights offering.

Each subscription right will entitle you to purchase one share of our common stock at a subscription price of $             per share, which we refer to as the basic subscription right. If you fully exercise all of your basic subscription rights, and other shareholders do not fully exercise their basic subscription rights, you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $              per share, subject to proration and subject, further, to reduction by us under certain circumstances. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned promptly, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Time, on                 , 2010, but we may extend the rights offering for additional periods ending no later than              , 2010. Our board of directors may cancel the rights offering for any reason at any time before it expires. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

We have agreed with Registrar & Transfer Company to serve as the subscription agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering. We will serve as information agent for the rights offering.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FMBM.” The closing price of our common stock on December 21, 2010 was $15.50 per share.  Our corporate headquarters are located at 205 South Main Street, Timberville, Virginia 22853, and our telephone number is (540) 896-8941.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before making your investment decision.

	Subscription Price	Proceeds to Us (1)
Rights Offering Per Share	$	$
Total (2)	$	$
_________
(1)Before deducting expenses payable by us for the offering estimated at approximately $ . (2)Assumes the sale of all 768,695 rights offering shares at $ per share.

OUR BOARD OF DIRECTORS IS NOT MAKING A RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS. You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory agency has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or obligations of our bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation’s Deposit Insurance Fund or any other governmental agency.

The date of this prospectus is                , 2010.

ABOUT THIS PROSPECTUS

In making your investment decision, you should only rely on the information contained in or incorporated by reference into this prospectus.  See “Documents Incorporated by Reference.”  We have not authorized anyone to provide you with any other or different information.  If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it.  We believe the information in this prospectus is materially complete and correct as of the date on the front cover.  We cannot, however, guarantee that the information will remain correct after that date.  For that reason, you should assume that the information in this prospectus is accurate only as of the date on the front cover and that it may not still be accurate on a later date.  This document may only be used where it is legal to sell these securities.  The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives make any representation to you about the legality of an investment in our common stock.  You should not interpret the contents of this prospectus to be legal, business, investment or tax advice.  You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and certain markets in Virginia.  We obtained this market data from independent publications or other publicly available information.  Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

As used in this prospectus, “F & M Bank Corp.,” “Company,” “we,” “us,” and “ours” refer to F &  M Bank Corp. and its subsidiaries.

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AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”).  You may read and copy any of these filed documents at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549.  Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is www.farmersandmerchants.biz.  We make available on our website, free of charge, our periodic and current reports, proxy and information statements and other information we file with the SEC and the amendments thereto as soon as reasonably practicable after we file such material with, or furnish such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement.  Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document.  Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 26, 2010;
•	The Definitive Proxy Statement for our 2010 Annual Shareholders Meeting filed with the SEC on April 7, 2010;
•
Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC on May 13, 2010, August 16, 2010 and November 15, 2010, respectively; and

•	Our Current Report on Form 8-K filed with the SEC on May 13, 2010 and October 1, 2010 (except the extent the information contained therein is “furnished” and not “filed” pursuant to SEC rules).

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Investor Relations, F & M Bank Corp., P.O. Box 1111, Timberville, Virginia 22853.  Telephone requests for copies should be directed to (540) 896-8941.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the offering. This prospectus and the documents incorporated by reference into this prospectus contain more detailed descriptions of the terms and conditions of the offering and provide additional information about us and our business, including potential risks related to the offering, the shares of our common stock offered hereby and our business.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $          per whole share. You will receive one subscription right for every three shares of common stock you owned as of 5:00 p.m., Eastern Time, on              , 2010, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below.

What is the basic subscription right?

The basic subscription right gives our shareholders the opportunity to purchase an aggregate of 768,695 shares of our common stock at a subscription price of $      per share. For every three shares you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase one share.  For example, if you owned 100 shares of common stock as of the record date, you would have received 33 subscription rights and would have the right to purchase 33 shares of our common stock for $        per full share (or a total payment of $         ). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. If you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

If you hold a F&M Bank Corp. stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company (“DTC”), you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every three shares of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other shareholders do not purchase through the exercise of their basic subscription rights. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege. If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege). See “The Rights Offering—The Subscription Rights—Over-Subscription Privilege.”

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole shares, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Are there any limits on the number of shares I may purchase in the rights offering or own as a result of the rights offering?

As a bank holding company, we are subject to regulation by the Board of Governors of the Federal Reserve System. The Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the rights offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the circumstances support a rebuttal of such presumption. We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of              , 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired. See “The Rights Offering—Limitation on the Purchase of Shares.” You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

Why are we conducting the rights offering?

We are conducting the rights offering to strengthen our existing capital ratios, support future growth and provide the flexibility to reduce or repay certain of our outstanding corporate debt.  All of our capital ratios currently meet the regulatory capital requirements necessary for us to be considered a “well capitalized” financial institution. However, we believe that capital requirements may increase in the future due to financial reform legislation. In addition, as a community bank that never incurred an annual loss during the financial crisis and never stopped making loans, we believe that we have excellent prospects for future growth within our current market area.  The desire to strengthen our balance sheet and support future growth has led your board to conclude that raising capital at this time is in the best interests of our shareholders.  We expect proceeds from the rights offering to be used for general corporate purposes, which may include, without limitation, to increase our capital position, to inject additional capital into our subsidiary bank, Farmers & Merchants Bank, to support future growth or to reduce or repay our outstanding corporate debt.  See “Use of Proceeds.”

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.  Following the completion of the rights offering, we may decide to raise additional capital through a public offering of our common stock or by other means.  We do not have any present intention to conduct such an offering, but may do so if our board of directors determines that it is in the best interest of the Company and our shareholders.  Any such offering of our common stock could be at a different price than that offered to our current shareholders in the rights offering and may result in financial and ownership dilution to our shareholders.

How was the subscription price determined?

We established a pricing committee, comprised of eight members of our board of directors, all of whom are independent directors.  The price of the shares offered in the rights offering was determined by the pricing committee after consultation with our financial advisor and is based on a variety of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights, your ownership interest in the Company will be diluted by other shareholder purchases.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any personal check, before the rights offering expires on                   , 2010, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. Our board of directors may cancel the rights offering at any time. If we cancel the rights offering, all subscription payments received will be returned promptly, without interest or penalty.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on any stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificate.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if we do not receive aggregate subscriptions that we believe will satisfy our capital plans.

Can the board of directors cancel or extend the rights offering?

Yes. Our board of directors may decide to cancel the rights offering at any time and for any reason before the rights offering expires. If our board of directors cancels the rights offering, any money received from subscribing shareholders will be returned promptly, without interest or penalty. We also have the right to extend the rights offering for additional periods ending no later than                  , 2010, although we do not presently intend to do so.

Has the board of directors made a recommendation to shareholders regarding the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

We expect our directors and executive officers, together with their affiliates, to participate in this offering at varying levels, but they are not required to do so. Directors and executive officers, as a group, have collectively committed to participate, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, will acquire shares that will cause their ownership to exceed 9.9% of our outstanding common stock. If the offering is fully subscribed, we anticipate that directors and executive officers will purchase approximately $              of common stock, excluding shares held by our Employee Stock Purchase Plan (“ESOP”), to which two of our insiders act as trustees and have voting rights for these shares.  Any purchase by the ESOP would require action by our full board of directors to approve a contribution by our subsidiary bank to be used to exercise the rights offering.  Our directors and officers are entitled to participate in the offering on the same terms and conditions applicable to all shareholders. See “The Rights Offering—Directors’ and Executive Officers’ Participation.” Following the rights offering, our directors and executive officers, together with their affiliates, and excluding shares held by our ESOP, are expected to own approximately 114,000 shares of common stock, or 3.7% of our total outstanding shares of common stock if we sell 768,695 shares in the rights offering, including shares of our common stock they currently own.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold a common stock certificate and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern Time, on              , 2010. If you send a personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees.

Please follow the delivery instructions on the rights certificate.  You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them by 5:00 p.m., Eastern Time, on            , 2010.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares.

What should I do if I want to participate in the rights offering but my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock through a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

What form of payment is required to purchase our common shares?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made by personal check payable to “Registrar & Transfer Company,” drawn upon a U.S. bank, or wire transfer. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared.

When will I receive my new shares?

If you purchase stock in the rights offering you will receive your new shares as soon as practicable after the closing of the rights offering.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $       per share.

What effects will the offering have on our outstanding common stock?

Assuming no other transactions by us involving our common shares, and no options or warrants for our common shares are exercised, prior to the expiration of the offering, if the offering is fully subscribed through the exercise of the subscription rights, then an additional 768,695 shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of 3,074,781 shares of common stock outstanding. As a result of the offering, the ownership interests and voting interests of the existing shareholders that do not fully exercise their basic subscription rights will be diluted. The exact number of shares that we will issue in this offering will depend on the number of shares that are subscribed for in the rights offering by our shareholders.

In addition, if the subscription price of the shares is less than the market price of our common stock it will likely reduce the market price per share of shares you already hold.

How much will the Company receive from the offering?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our shareholders, we estimate that the net proceeds to us from the offering, after deducting estimated offering expenses, will be approximately $            million. It is possible that we may not sell all or any of the shares being offered to existing shareholders, or that we will elect to cancel the offering altogether.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 11of this prospectus and in the documents incorporated by reference into this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Certain U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

Registrar & Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ  07016

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern Time on              , 2010.

Whom should I contact if I have other questions?

If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact us at (540) 896-8941.

PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere or incorporated by reference in this prospectus.  However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus.  To understand this offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Our Company

We were incorporated in Virginia in 1983 and are a one-bank holding company pursuant to the Bank Holding Company Act of 1956.  We own 100% of the outstanding stock of our affiliate, Farmers & Merchants Bank (the “Bank”).  TEB Life Insurance Company (“TEB”) and Farmers & Merchants Financial Services, Inc. (“FMFS”) are wholly owned subsidiaries of the Bank.  The Bank also holds a majority ownership in VBS Mortgage LLC. (“VBS”).

The Bank was chartered on April 15, 1908, as a state chartered bank under the laws of the Commonwealth of Virginia. TEB was incorporated on January 27, 1988, as a captive life insurance company under the laws of the State of Arizona. FMFS is a Virginia chartered corporation and was incorporated on February 25, 1993. VBS (formerly Valley Broker Services, Inc.) was incorporated on May 11, 1999. The Bank purchased a majority interest in VBS on November 3, 2008.

The Bank offers all services normally offered by a full-service commercial bank, including commercial and individual demand and time deposit accounts, repurchase agreements for commercial customers, commercial and individual loans, and drive-in banking services. TEB was organized to re-insure credit life and accident and health insurance currently being sold by the Bank in connection with its lending activities. FMFS was organized to write title insurance but now provides brokerage and other financial services to customers of the Bank. VBS originates conventional and government sponsored mortgages through their office in Harrisonburg.

The Bank makes various types of commercial and consumer loans and has a heavy concentration of residential and agricultural real estate loans. The local economy is relatively diverse with strong employment in the agricultural, manufacturing, service and governmental sectors.

The Bank’s offices face strong competition from numerous other financial institutions. These other institutions include large national and regional banks, other community banks, nationally chartered savings banks, credit unions, consumer finance companies, mortgage companies, loan production offices, mutual funds and life insurance companies. Competition for loans and deposits is affected by a variety of factors including interest rates, types of products offered, the number and location of branch offices, marketing strategies and the reputation of the Bank within the communities served.

Our common stock is quoted on the OTC Bulletin Board under the symbol “FMBM.”

Corporate Information

The Company’s and the Bank’s principal executive office is at 205 South Main Street, Timberville, VA 22853, and its phone number is (540) 896-8941.  We maintain a website at www.farmersandmerchants.biz, which contains information relating to us.  Information on our website is not incorporated by reference and is not a part of this prospectus.

The Offering

Securities Offered
We are distributing to you, at no charge, one non-transferable subscription right for every three shares of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, banks, or other nominees, on your behalf, as a beneficial owner of such shares, subject to adjustments to eliminate fractional rights.

Basic Subscription Right
The basic subscription right will entitle you to purchase one share of our common stock at a subscription price of $     per share for every three shares of our common stock that you own; however, fractional shares of our common stock resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

Over-Subscription Privilege
In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription right, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our shareholders through the exercise of their basic subscription rights. You may subscribe for shares of common stock pursuant to your over-subscription privilege, subject to the purchase and ownership limitations described below.

Limitation on the Purchase of Shares
We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges or to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of       , such clearance or approval has not been obtained and/or any applicable waiting period has not expired.

Subscription Price	$ per full share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Record Date	5:00 p.m., Eastern Time, on , 2010.

Expiration of Rights Offering	5:00 p.m., Eastern Time, on , 2010.

Procedures for Exercising Rights
To exercise your subscription rights, you must take the following steps:

• If you are a registered holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on          , 2010. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

• If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on , 2010.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on any stock exchange or market.

Participation of Directors and Officers
Each of our directors and executive officers, together with their affiliates, has committed to exercising a portion of his or her basic subscription rights personally. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No Revocation
All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $             per full share.

Shares Outstanding
As of December 21 2010, we had 2,306,086 shares of common stock outstanding. Assuming the sale of all 768,695 shares in the offering, we would have 3,074,781 shares outstanding upon the completion of the offering. (1)

Use of Proceeds
We expect the gross proceeds from the rights offering to be $           , assuming full participation.  We intend to use the net proceeds we receive from this offering for general corporate purposes, which may include, without limitation, to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position, to support future growth, or to reduce or retire outstanding corporate debt.  (See “Use of Proceeds.”)

U.S. Federal Income Tax Consequences
For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.

Extension and Cancellation
Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods ending no later than . Our board of directors may for any reason cancel the rights offering at any time before the expiration date. If we cancel the rights offering, the subscription agent will return all subscription payments promptly, without interest or penalty.

Dividends and Distributions
Our dividends and distributions, if any, are determined and declared by our board of directors from time to time.  On October 14, 2010, our board of directors declared a cash dividend of $0.15 for each share of our common stock.  Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us and will be limited by regulatory restrictions and the need to maintain sufficient capital.  We typically pay quarterly dividends out of assets legally available for distribution.  (See “Dividend Policy.”)

Risk Factors
In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business.  Those matters are described in this prospectus under the heading “Risk Factors.”  You should carefully review and consider those risks before you purchase any shares.

(1) The number of shares to be outstanding after the offering is based on the number of shares outstanding as of December 21, 2010

RISK FACTORS

An investment in our common stock involves significant risks.  You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, any risks described in any applicable prospectus supplement and the risks related to our common stock described below, before you make an investment decision regarding the common stock.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risk Factors Related to Our Company

General economic conditions in our market area could adversely affect us.

    We are affected by the general economic conditions in the local markets in which we operate. Our market has experienced a significant downturn in which we have seen falling home prices, rising foreclosures and an increased level of commercial and consumer delinquencies.  If economic conditions in our market do not improve, we could experience any of the following consequences, each of which could further adversely affect our business:

• demand for our products and services could decline;
• loan losses may increase; and
• problem assets and foreclosures may increase.

We could experience further adverse consequences in the event of a prolonged economic downturn, which could impact collateral values or cash flows of the borrowing businesses and, as a result, our primary source of repayment could be insufficient to service their debt. Future economic conditions in our market will depend on factors outside of our control such as political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government, military and fiscal policies and inflation.

Our inability to maintain adequate sources of funding and liquidity may negatively impact our current financial condition or our ability to grow.

Our access to funding and liquidity sources in amounts adequate to finance our activities on terms which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  In managing our balance sheet, a primary source of funding asset growth and liquidity historically has been deposits, including both local customer deposits and brokered deposits.  As of September 30, 2010, we had $41 million of brokered deposits, which represents 9.6% of total deposits.  If the level of deposits were to materially decrease, we would have to raise additional funds by increasing the interest that we pay on certificates of deposit or other depository accounts, seek other debt or equity financing, or draw upon our available lines of credit.  Our access to these funding and liquidity sources could be detrimentally impacted by a number of factors, including operating losses, rising levels of non-performing assets, a decrease in the level of our business activity as a result of a downturn in the markets in which our loans or deposits are concentrated or regulatory restrictions.  In addition, our ability to continue to attract deposits and other funding or liquidity sources is subject to variability based upon additional factors including volume and volatility in the securities markets and the relative interest rates that we are prepared to pay for these liabilities.  We do not maintain significant additional sources of liquidity through potential sales in our investment portfolio or liquid assets at the holding company level.  Our potential inability to maintain adequate sources of funding or liquidity may, among other things, inhibit our ability to fund asset growth or negatively impact our financial condition, including our ability to pay dividends or satisfy our obligations.

If we do not maintain our capital requirements and our status as a “well-capitalized” bank, there could an adverse effect on our liquidity and our ability to fund our loan portfolio.

    We are subject to regulatory capital adequacy guidelines. If we fail to meet the capital adequacy guidelines for a “well-capitalized” bank, it could increase the regulatory scrutiny for the Bank and the Company.  In addition, if we failed to be “well capitalized” for regulatory capital purposes, we would not be able to renew or accept brokered deposits without prior regulatory approval and we would not be able to offer interest rates on our deposit accounts that are significantly higher than the average rates in our market area. As a result, it would be more difficult for us to attract new deposits as our existing brokered deposits mature and do not roll over and to retain or increase existing, non-brokered deposits.  If we are prohibited from renewing or accepting brokered deposits and are unable to attract new deposits, our liquidity and our ability to fund our loan portfolio may be adversely affected.  In addition, we would be required to pay higher insurance premiums to the FDIC, which would reduce our earnings.

Our loan concentrations could, as a result of adverse market conditions, increase credit losses which could adversely impact earnings.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area, which could result in adverse consequences to us in the event of a prolonged economic downturn in our market. As of September 30, 2010, approximately 90% of our loans had real estate as a primary or secondary component of collateral.  A further significant decline in real estate values in our market would mean that the collateral for many of our loans would provide less security. As a result, we would be more likely to suffer losses on defaulted loans because our ability to fully recover on defaulted loans by selling the real estate collateral would be diminished. In addition, a number of our loans are dependent on successful completion of real estate projects and demand for homes, both of which could be affected adversely by a decline in the real estate markets.  In addition, we have loan concentrations in poultry, motel properties, multi-family properties, spec homes and construction/development.  These concentrations increase the risk in our loan portfolio because, in addition to our geographic concentration, we are disproportionately exposed to market fluctuations in these industries in which we have loan concentrations.  We could experience credit losses that adversely affect our earnings.

Should our loan quality deteriorate, and our allowance for loan losses become inadequate, our results of operations may be adversely affected.

Our earnings are significantly affected by our ability to properly originate, underwrite and service loans.  In addition, we maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within our loan portfolio. We could sustain losses if we incorrectly assess the creditworthiness of our borrowers or fail to detect or respond to deterioration in asset quality in a timely manner.  At September 30, 2010, our non-performing loans were $9.495 million, an increase of $1.842 million from $7.653 million at December 31, 2009.  In addition, our loans past due 30 through 89 days and still accruing were $13.917 million at September 30, 2010 and $11.595 million at December 31, 2009.  Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans and performance of customers relative to their financial obligations with us.  During the first nine months of 2010, our provision for loan losses was $3.1 million and our loan loss allowance was $5.2 million, or 1.16% of total loans held for investment at September 30, 2010.

The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. Although we believe the allowance for loan losses is a reasonable estimate of known and inherent losses in the loan portfolio, it cannot fully predict such losses or that the loss allowance will be adequate in the future. While the risk of nonpayment is inherent in banking, we could experience greater nonpayment levels than we anticipate. In addition, we have loan participation arrangements with several other banks within the region and may not be able to exercise control of negotiations with borrowers in the event these loans do not perform. Additional problems with asset quality could cause our interest income and net interest margin to decrease and our provisions for loan losses to increase further, which could adversely affect our results of operations and financial condition.

Federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of management. Any increase in the amount of the provision or loans charged-off as required by these regulatory agencies could have a negative effect on our operating results.

We are subject to regulatory restrictions, which may affect our ability to pay dividends and satisfy our obligations.

Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us. Farmers & Merchants Bank is subject to legal limitations on the amount of dividends it is permitted to pay. Furthermore, neither the Bank nor we may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. If our subsidiaries are prohibited from paying dividends to us, it would impede our access to funds that we would need to make dividend payments or payments on our outstanding obligations.

In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses. A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and others in the financial institutions industry.

Our small-to-medium sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have less capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

Changes in market interest rates could affect our cash flows and our ability to successfully manage our interest rate risk.

Our profitability and financial condition depend to a great extent on our ability to manage the net interest margin, which is the difference between the interest income earned on loans and investments and the interest expense paid for deposits and borrowings. The amounts of interest income and interest expense are principally driven by two factors; the market levels of interest rates, and the volumes of earning assets or interest bearing liabilities. The management of the net interest margin is accomplished by our Asset Liability Management Committee. Short term interest rates are highly sensitive to factors beyond our control and are effectively set and managed by the Federal Reserve, while longer term rates are generally determined by the market based on investors’ inflationary expectations. Thus, changes in monetary and or fiscal policy will affect both short term and long term interest rates which in turn will influence the origination of loans, the prepayment speed of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits or other sources of funding. The impact of these changes may be magnified if we do not effectively manage the relative sensitivity of our earning assets and interest bearing liabilities to changes in market interest rates. We generally attempt to maintain a neutral position in terms of the volume of earning assets and interest bearing liabilities that mature or can re-price within a one year period in order that we may maintain the maximum net interest margin; however, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and greatly influence this ability to maintain a neutral position.

Generally, our earnings will be more sensitive to fluctuations in interest rates the greater the difference between the volume of earning assets and interest bearing liabilities that mature or are subject to re-pricing in any period. The extent and duration of this sensitivity will depend on the cumulative difference over time, the velocity and direction of interest rate changes, and whether we are more asset sensitive or liability sensitive. Additionally, the Asset Liability Management Committee may desire to move our position to more asset sensitive or more liability sensitive depending upon their expectation of the direction and velocity of future changes in interest rates in an effort to maximize the net interest margin. Should we not be successful in maintaining the desired position, or should interest rates not move as anticipated, our net interest margin may be negatively impacted.

Our future success is dependent on our ability to effectively compete in the face of substantial competition from other financial institutions in our primary markets.

We encounter significant competition for deposits, loans and other financial services from banks and other financial institutions, including savings and loan associations, savings banks, finance companies, and credit unions in our market area. A number of these banks and other financial institutions are significantly larger than us and have substantially greater access to capital and other resources, larger lending limits, more extensive branch systems, and may offer a wider array of banking services. To a limited extent, we compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies, insurance companies and governmental organizations any of which may offer more favorable financing rates and terms than us. Most of these non-bank competitors are not subject to the same extensive regulations that govern us. As a result, these non-bank competitors may have advantages in providing certain services. This competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

Our inability to successfully manage growth or implement our growth strategy may adversely affect our results of operations and financial condition.

We may not be able to successfully implement our growth strategy if we are unable to identify attractive markets, locations or opportunities to expand in the future.  Our ability to manage growth successfully also depends on whether we can maintain capital levels adequate to support our growth, maintain cost controls, asset quality and successfully integrate any businesses acquired into the organization.

As we continue to implement our growth strategy, we may incur increased personnel, occupancy and other operating expenses. We must absorb those higher expenses while we begin to generate new deposits, and there is a further time lag involved in redeploying new deposits into attractively priced loans and other higher yielding earning assets. Thus, our plans to branch could depress earnings in the short run, even if we efficiently execute a branching strategy leading to long-term financial benefits.

Our exposure to operational risk may adversely affect us.

Similar to other financial institutions, we are exposed to many types of operational risk, including reputational risk, legal and compliance risk, the risk of fraud or theft by employees or outsiders, unauthorized transactions by employees or operational errors, including clerical or record-keeping errors or those resulting from faulty or disabled computer or telecommunications systems.

Legislative or regulatory changes or actions, or significant litigation, could adversely impact us or the businesses in which we are engaged.

We are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of our operations. Laws and regulations may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds. The impact of any changes to laws and regulations or other actions by regulatory agencies may negatively impact us or our ability to increase the value of our business. Additionally, actions by regulatory agencies or significant litigation against us could cause us to devote significant time and resources to defending ourselves and may lead to penalties that materially affect us. Future changes in the laws or regulations or their interpretations or enforcement could be materially adverse us and our shareholders.

Changes in accounting standards could impact reported earnings.

The accounting standard setters, including the FASB, SEC and other regulatory bodies, periodically change the financial accounting and reporting standards that govern the preparation of our consolidated financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in the restatement of prior period financial statements.

Risks Factors Related to the Offering

           We are not required to raise a minimum amount of proceeds in order to close the offering, which means that if you purchase our common stock in the offering, you may acquire securities in our company even though the proceeds raised may be insufficient to meet our objectives.

Completion of this offering is not subject to us selling any minimum number or dollar amount of shares.  To the extent that we sell significantly fewer than the total number of shares that we are offering, you may be one of only a small number of investors purchasing our common stock at this time.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The per share subscription price is not necessarily related to our book value, tangible book value, multiple of earnings or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this prospectus, our shares of common stock may trade at prices below the subscription price.

If you do not exercise your subscription rights, your percentage ownership will be diluted.

Assuming we sell the full amount of shares issuable in connection with the rights offering, we will issue approximately shares of our common stock. If you choose not to exercise your basic subscription rights and you do not exercise your over-subscription privilege prior to the expiration of the rights offering, your relative ownership interest in our common stock will be diluted.

We may cancel the rights offering at any time without further obligation to you.

We may, in our sole discretion, cancel the rights offering before it expires. If we cancel the rights offering, neither we nor the subscription agent will have any obligation to you with respect to the rights except to return any payment received by the subscription agent, without interest, as soon as practicable.

The subscription rights are not transferable and there is no market for the subscription rights.

You may not sell, give away or otherwise transfer your subscription rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise the subscription rights and acquire shares to realize any potential value from your subscription rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., Eastern Time, on, 2010, unless we extend the rights offering for additional periods ending no later than                         . If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. We are not responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares you buy in the rights offering until you receive your stock certificates or your account is credited with the common stock.

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will issue shares in book-entry form or mail you a stock certificate as soon as practicable after, 2010, or such later date as to which the rights offering may be extended. If your shares are held by a broker, dealer, custodian bank or other nominee and you purchase shares, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your shares have been issued in book-entry form, your stock certificates have been delivered or your account is credited, you may not be able to sell your shares. The stock price may decline between the time you decide to sell your shares and the time you are actually able to sell your shares.

Our management will have broad discretion over the use of the net proceeds from the offering, and we may not invest the proceeds successfully.

We currently anticipate that we will use the net proceeds of the offering for general corporate purposes, which may include, without limitation, to improve our regulatory capital position, to invest in the Bank to improve its regulatory capital position, or to reduce or retire outstanding corporate debt. Our management may allocate the proceeds among these purposes as it deems appropriate. In addition, market factors may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Risks Factors Related to Our Common Stock

If we do not generate the necessary level of capital, we may issue additional securities in the future, which could dilute your ownership.

If we do not generate the necessary level of capital from this offering, we may have to sell additional securities in order to generate our desired level of capital. We may seek to raise capital through offerings of our common stock, securities convertible into common stock, or rights to acquire such securities or our common stock. Under our articles of incorporation, we have additional authorized shares of common stock that we can issue from time to time at the discretion of our board of directors, without further action by the shareholders, except where shareholder approval is required by law. The issuance of any additional shares of common stock or convertible securities could be substantially dilutive to shareholders of our common stock. Holders of our shares of common stock have no preemptive rights that entitle them to purchase their pro-rata share of any offering of shares of any class or series and, therefore, our shareholders may not be permitted to invest in future issuances of our common stock and as a result will be diluted.

The trading volume in our common stock is lower than that of other financial services companies.

The trading volume in our common stock is lower than that of other financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the lower trading volume of our common stock, significant sales of our common stock, or the expectation of these sales, could cause our stock price to fall.

The market for our common stock historically has experienced significant price and volume fluctuations.

The market for our common stock historically has experienced and may continue to experience significant price and volume fluctuations similar to those experienced by the broader stock market in recent years. Generally, the fluctuations experienced by the broader stock market have affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•
changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;
•	an insufficient allowance for loan losses as a result of inaccurate assumptions;
•	our ability to maintain our “well-capitalized” regulatory status;
•	changes in the interest rates affecting our deposits and our loans;
•
changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our ability to manage growth;
•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;
•	our exposure to operational risk;
•	our ability to raise capital as needed by our business;
•	changes in laws, regulations and the policies of federal or state regulators and agencies; and
•	other circumstances, many of which are beyond our control.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offering at a price of $          per share in the rights offering and the anticipated use of these proceeds. Because we have not conditioned the rights offering on the sale of a minimum number of shares, we are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering.

		25%		50%		100%

Shares of common stock sold		192,174		384,347		768,695

Gross offering proceeds	$		$		$
Estimated expenses of the offering	$		$		$

Net proceeds to us	$		$		$

We intend to use the proceeds for general corporate purposes, which may include, without limitation, to improve our capital position, to capitalize our subsidiary, Farmers & Merchants Bank, to support future growth, or to reduce or retire outstanding corporate debt.  Our board of directors and management will retain broad discretion in deciding how to allocate the net proceeds of this offering.  The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

CAPITALIZATION

The following table sets forth our unaudited consolidated capitalization as of September 30, 2010. Our capitalization is presented on an actual basis and on an as-adjusted basis to give effect to the sale of shares of common stock, based on a price of $          per share in the rights offering, as if the offering had been completed as of September 30, 2010.  We are presenting this information assuming that we sell 25%, 50% and 100% of the shares of common stock that we are offering for net proceeds of $    million, $    million and $    million, respectively (after deducting estimated offering expenses of $       thousand).

	September 30, 2010
	Actual	Pro Forma		Pro Forma		Pro Forma
			25%		50%		100%
	(dollars in thousands)
Cash and cash equivalents:	$11,649	$		$		$

Stockholders’ equity:
Common stock, $5 par value, 6,000,000 shares authorized; 2,304,692 shares, 2,496,866 shares, 2,689,040 shares and 3,073,387 shares issued and outstanding, respectively	$11,523	$		$		$
Surplus
Retained earnings	30,052		30,052		30,052		30,052
Noncontrolling interest	153		153		153		153
Accumulated other comprehensive income (loss)	(364)		(364)		(364)		(364)
Total stockholders’ equity	$41,364	$		$		$

MARKET FOR COMMON STOCK

F & M Bank Corp. common stock is quoted on the OTC Bulletin Board under the symbol “FMBM”.  As of December 21, 2010, the Company had approximately 1,205 shareholders of record.

The following table sets forth the high and low trade prices of the Company’s common stock, based on information known to the Company, and the dividends declared on the common stock for each calendar quarter indicated.  The terms of trades occurring between individual parties may not be known to the Company.

2010	High	Low	Dividends
Fourth Quarter (through December 21)	16.24	13.25	--
Third Quarter	20.00	15.15	0.15	(1)
Second Quarter	22.00	15.00	0.15
First Quarter	26.00	20.75	0.15

2009	High	Low	Dividends
Fourth Quarter	24.90	20.00	0.15
Third Quarter	26.65	22.95	0.15
Second Quarter	28.15	22.00	0.23
First Quarter	30.75	20.00	0.23

2008	High	Low	Dividends
Fourth Quarter	31.50	27.25	0.23
Third Quarter	33.00	29.90	0.23
Second Quarter	32.50	30.25	0.22
First Quarter	32.50	29.50	0.22

       (1)                      The dividend for the third quarter of 2010 was declared on October 14, 2010, after the end of the third quarter.  This is a result of a change in practice by our board of directors in the third quarter of 2010 to declare dividends for a particular quarter following the completion of that quarter instead of prior to quarter-end.

DIVIDEND POLICY

We historically have paid cash dividends on a quarterly basis. Our board of directors temporarily reduced the quarterly dividend on our common stock to $0.15 per share from $0.23 per share, commencing in the third quarter of 2009. The final determination of the timing, amount and payment of dividends on our common stock is at the discretion of our board of directors and will depend upon the earnings of the Company and its subsidiaries, principally Farmers & Merchants Bank, the financial condition of the Company and other factors, including general economic conditions and applicable governmental regulations and policies.

Our ability to distribute cash dividends will depend primarily on the ability of our subsidiaries to pay dividends to us. Farmers & Merchants Bank is subject to legal limitations on the amount of dividends it is permitted to pay. Furthermore, neither the Bank nor we may declare or pay a cash dividend on any of our capital stock if we are insolvent or if the payment of the dividend would render us insolvent or unable to pay our obligations as they become due in the ordinary course of business. In addition, as a bank holding company, our ability to declare and pay dividends is subject to the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Federal Reserve guidelines generally require us to review the effects of the cash payment of dividends on common stock and other Tier 1 capital instruments (i.e., perpetual preferred stock and trust preferred debt) on our financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the level of dividends on common stock and other Tier 1 capital instruments for those periods, as well as our projected rate of earnings retention.  For additional information on these limitations, see the discussion of regulations applicable to us in our annual report on Form 10-K for the year ended December 31, 2009.

THE RIGHTS OFFERING

The Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern Time, on, 2010, non-transferable subscription rights to purchase shares of our common stock at a price of $            per share. The subscription rights entitle the holders of our common stock to purchase an aggregate of approximately 768,695 shares of our common stock for an aggregate purchase price of $          million.

Each holder of record of our common stock will receive one subscription right for every three shares of our common stock owned by such holder as of 5:00 p.m., Eastern Time, on, 2010. Each subscription right entitles the holder to a basic subscription right to purchase one share and an over-subscription privilege.

We are not requiring an overall minimum subscription to complete the rights offering. We may cancel the rights offering at any time for any reason before the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Rights

You may purchase one share of our common stock per basic subscription right, subject to delivery of the required documents and payment of the subscription price of $               per share, before the rights offering expires. You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any of your subscription rights. If you do not exercise all of your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of basic subscription rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

We will issue shares in book-entry form, deliver certificates representing shares or credit your account at your record holder with shares of our common stock that you purchased with your basic subscription rights as soon as practicable following the expiration of the rights offering.

Over-Subscription Privilege

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that other shareholders do not purchase by exercising their basic subscription rights. If sufficient shares are available, we will seek to honor the over-subscription requests in full. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the shareholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription privilege.  If this pro rata allocation results in any shareholder receiving a greater number of shares than the shareholder subscribed for pursuant to the exercise of the over-subscription privilege, then such shareholder will be allocated only that number of shares for which the shareholder oversubscribed.  We will allocate the remaining shares among all other shareholders exercising the over-subscription privilege.  If you are not allocated the full amount of shares for which you over-subscribe, you will receive a refund of the subscription price, without interest or penalty, that you delivered for those shares of our common stock that are not allocated to you.  The subscription agent will mail such refunds as soon as practicable after the completion of the offering.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., for the maximum number of shares available to you, assuming you exercise all of your basic subscription rights and are allotted the full amount of your over-subscription without reduction).

We can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all of our shareholders exercise their basic subscription rights in full, and we will only honor an over-subscription privilege to the extent sufficient shares are available following the exercise of basic subscription rights. In addition, limitations on the amount of shares that may be subscribed for pursuant to the over-subscription privilege are described below under the heading “—Limitation on the Purchase of Shares.”

To the extent the aggregate subscription price of the actual number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments will be returned to you, without interest or penalty, as soon as practicable.

To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

We will we will issue shares in book-entry form, deliver certificates representing shares or credit the account of your record holder with shares of our common stock that you purchased with the over-subscription privilege as soon as practicable after the expiration of the rights offering.

Limitation on the Purchase of Shares

As a bank holding company, the Federal Reserve has the authority to prevent individuals and entities from acquiring control of us. Under Federal Reserve rules and regulations, if you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more persons or entities, will own more than 25% of our common stock after giving effect to the rights offering, then you will be conclusively deemed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase. If, after giving effect to the rights offering, you will hold 10% or more of our common stock, you will be presumed to control us and would need to obtain prior approval of the Federal Reserve to complete the purchase unless the facts and circumstances support a rebuttal of such presumption. The Federal Reserve requires an application, notice or passivity agreement to rebut the presumption of control to be filed prior to obtaining control.

We will not issue shares pursuant to the exercise of basic subscription rights or over-subscription privileges, or to any shareholder who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of , 2010, such clearance or approval has not been obtained or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders and will thereafter be available to standby purchasers.

As of December 21, 2010, a total of 2,306,086 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed for, there will be approximately 3,074,781 shares of our common stock issued and outstanding after the rights offering. However, we do not expect that all basic subscription rights will be exercised. Accordingly, we cannot advise you of the number of shares you will be permitted to purchase without receiving the prior approval of the Federal Reserve. You are urged to consult your own legal counsel regarding whether you are required to seek the prior approval of the Federal Reserve in connection with your exercise of the subscription rights issued to you.

Reasons for the Rights Offering

We are conducting the rights offering to strengthen our existing capital ratios, support future growth and provide the flexibility to reduce or repay certain of our outstanding corporate debt.  All of our capital ratios currently meet the regulatory capital requirements necessary for us to be considered a “well capitalized” financial institution. However, we believe that capital requirements may increase in the future due to financial reform legislation. In addition, as a community bank that never incurred an annual loss during the financial crisis and never stopped making loans, we believe that we have excellent prospects for future growth within our current market area.  The desire to strengthen our balance sheet and support future growth has led your board to conclude that raising capital at this time is in the best interests of our shareholders.  We expect proceeds from the rights offering to be used for general corporate purposes, which may include, without limitation, to increase our capital position, to inject additional capital into our subsidiary bank, Farmers & Merchants Bank, to support future growth, or to reduce or repay our outstanding corporate debt.  See “Use of Proceeds.”

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing shareholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing shareholders the opportunity to limit their ownership dilution from a sale of common stock to other investors.  Following the completion of the rights offering, we may decide to raise additional capital through a public offering of our common stock or by other means.  We do not have any present intention to conduct such an offering, but may do so if our board of directors determines that it is in the best interest of the Company and our shareholders.  Any such offering of our common stock could be at a different price than that offered to our current shareholders in the rights offering and may result in financial and ownership dilution to our shareholders.

Directors’ and Executive Officers’ Participation

We expect that our directors and executive officers will participate in the rights offering at various levels, but they are not required to so do. We expect that one or more directors may exercise their over-subscription privileges. Directors and executive officers, as a group, have made collectively committed to purchase shares, such that we expect insider ownership to remain at or above existing levels. No director or executive officer, however, acquire shares that will cause their ownership to exceed 9.9% of our outstanding common stock. If the offering is fully subscribed we anticipate that directors and executive officers will purchase approximately $             of common stock. Any such purchases will be made for investment purposes and not with a view to resale and will be on the same terms and conditions as applicable to any other subscriber in the offering.

Although directors and executive officers will be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Effect of Rights Offering on Existing Shareholders

The ownership interests and voting interests of the existing shareholders who do not exercise their basic subscription rights will be diluted. See “Questions and Answers Related to the Rights Offering.”

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold a common stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent,” to be received before 5:00 p.m., Eastern Time, on , 2010.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to the nominee record holder for every three shares of our common stock that you own at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

Payment Method

Payments must be made in full by personal check payable to “Registrar & Transfer Company”, drawn upon a U.S. bank, or by wire transfer.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any wire transfer of immediately available funds.

If you send a personal check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of a personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable following the expiration of the rights offering.

Expiration Date and Cancellation Rights

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern Time, on, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond , 2010. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, , 2010, expiration date that we have established for the rights offering.

We may cancel the rights offering at any time and for any reason prior to the time the rights offering expires. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, and the subscription agent will return all subscription payments to subscribers, without interest or penalty, as soon as practicable.

Subscription Agent

The subscription agent for this offering is Registrar & Transfer Company. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us or the Bank.

Registrar & Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ  07016

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

We will serve as the information agent for the rights offering.  If you have any questions regarding the rights offering, completing a rights certificate or submitting payment in the rights offering, please contact us at (540) 896-8941

No Fractional Shares

All shares will be sold at a purchase price of $        per share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-subscription privileges will be eliminated by rounding down to the nearest whole shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact us to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock and will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., Eastern Time, , 2010, expiration date.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed for trading on any stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be quoted on the OTC Bulletin Board.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Shareholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until certificates representing the shares of our common stock are issued to you, or your account at your nominee is credited with the shares of our common stock purchased in the rights offering.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

Foreign Shareholders

We will not mail this prospectus or rights certificates to shareholders with addresses that are outside the United States or that have a military post office or a foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign shareholders must notify the subscription agent prior to 11:00 a.m., Eastern Time, at least three business days prior to the expiration of the rights offering and demonstrate to the satisfaction of the subscription agent that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Certain U.S. Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Shares of Our Common Stock Outstanding After the Rights Offering

As of December 21, 2010, 2,306,086 shares of our common stock were issued and outstanding. If the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 768,695 shares of our common stock will be issued and outstanding after the closing of the rights offering, for a total of 3,074,781 shares of common stock outstanding.  The preceding sentence assumes that, during the rights offering, we issue no other shares of our common stock and that no options or warrants for our common stock are exercised.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Restated Articles of Incorporation (the “Articles of Incorporation”), and Bylaws, as amended (the “Bylaws”). Copies of the Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated into this prospectus.

General

As of December 21, 2010, our authorized capital stock consisted of 6,000,000 shares of common stock, par value $5.00 per share, 2,306,086 of which were outstanding.

Common Stock

Voting Rights

Each holder of common shares is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of common shares are entitled to receive dividends when and as declared by the board of directors out of funds legally available, subject to certain restrictions imposed by state and federal laws and the preferential dividend rights of the preferred stock.

No Preemptive or Conversion Rights

Holders of our common shares do not have preemptive rights to purchase additional shares of any class of our stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding common shares are fully paid and non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common shares (and the holders of any class or series of stock entitled to participate with the common shares in the distribution of assets) shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of the preferred stock having preference over the common shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar & Transfer Company.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Special Voting Provisions

Our Articles of Incorporation currently provide that, unless the following actions have been approved by a majority of our directors as described in further detail below, the affirmative vote of the holders of more than two-thirds of our capital stock, issued, outstanding and entitled to vote shall be required to approve the following actions:

•	any merger or consolidation of the Company with or into any other corporation; or
•	any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the Company pursuant to a vote of shareholders; or
•
any issuance of shares of the Company that results in an acquisition of control of the Company by any person, firm or corporation or group of one or more thereof that previously did not control the Company; or

•
any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of the assets of the Company to any other corporation, person or entity; or

•	the adoption of a plan for the liquidation or dissolution of the Company proposed by any other corporation, person or entity.

If any of the transactions identified above, or having a similar effect as any of the foregoing transactions, is with a corporation, person or entity that is the beneficial owner, directly or indirectly, of more than 5% of our shares of capital stock issued, outstanding and entitled to vote, then the affirmative vote of the holders of 80% of the shares of our capital stock issued, outstanding and entitled to vote shall be required to approve any of such transactions, unless the following actions have been approved by a majority of our directors as described in further detail below.

These special voting provisions shall not apply to a transaction which is approved in advance by a majority of directors (i) who were directors before the corporation, person or entity acquired beneficial ownership of 5% or more of the shares of our capital stock and who are not affiliates of such corporation, person or entity and (ii) who became directors at the recommendation of directors referred to in (i) above.

Classified Board of Directors

Our Articles of Incorporation and Bylaws currently provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified.  As a result, approximately one third of the members of the Board of Directors are elected each year, and two annual meetings are required for our shareholders to change a majority of the members constituting the Board of Directors.

Increasing the Number of Directors

Under the Virginia Stock Corporation Act and our Bylaws, our board of directors may increase or decrease the number of directors within the range established by our Bylaws.  In addition, according to our Bylaws, the newly created directorships resulting from an increase in the number of authorized directors (by not more than two) shall be filled by the remaining directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board of directors and install directors opposed to the hostile takeover attempt.

Removal of Directors

Our Articles of Incorporation currently provide that a director may not be removed from his as office as a director except by the affirmative vote of the holders of 80% of the shares of our common stock issued, outstanding and entitled to vote.

Advance Notification Requirements

Our Bylaws prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, notice of nomination must be received by our Corporate Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before an annual meeting of shareholders, notice must be received by our Corporate Secretary not less than 60 days and not more than 90 days prior to the date of the annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.”  Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33.3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. In addition, this statute provides that a corporation’s articles of incorporation or bylaws may provide that such statute does not apply to the corporation.  Our Articles of Incorporation and Bylaws do not contain such a provision that makes these provisions inapplicable to acquisitions of our stock.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

We are offering 768,695 common shares to our shareholders of record as of                                                                                                                                   , 2010 through the distribution to those shareholders of nontransferable rights to purchase one additional share for every three shares each shareholder beneficially owned on such date. The subscription price in the rights offering is $        per share.

Shareholders who exercise their rights in full may over-subscribe for additional shares, if available, subject to our right to accept or reject, in whole or in part, any over-subscription. If over-subscription requests exceed theshares available in the rights offering, the available shares will be allocated among the over-subscribers that we accept in proportion to the number of shares of our common stock that subscription rights holders agreed to purchase by exercising the basic subscription privilege.

Shareholders who purchase stock in the rights offering will receive new shares as soon as practicable after the closing of the rights offering.

The price of the shares offered in the rights offering was determined by us after consultation with our financial advisor and is based on a variety of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the pricing committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege. This discussion is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights or, if applicable, the over-subscription privilege will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or commodities;
•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	tax-exempt organizations;
•	persons liable for alternative minimum tax;
•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;
•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or
•	persons whose “functional currency” is not the United States dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States,
•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate whose income is subject to United States federal income tax regardless of its source, or
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

This discussion addresses only certain aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•
If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis, unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights or, if applicable, upon exercise of the over-subscription privilege will begin on the date the subscriptions rights are exercised.

Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights or the over-subscription privilege will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the shares of common stock in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including individuals, that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

EXPERTS

The consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009 , have been audited by Elliot Davis, LLC, independent certified public accountants, as stated in their report included in such annual report, and have been incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for F & M Bank Corp. by the law firm of Williams Mullen, Richmond, Virginia.

Up to 768,695 Shares

COMMON STOCK

PROSPECTUS

, 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.                      Other Expenses of Issuance and Distribution

The following is a summary of the fees and expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities registered under this registration statement.

Securities and Exchange Commission Registration Fee	$785	*
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	40,000
Printing Expenses	15,000
Transfer Agent Fees and Expenses	19,000
Total	$79,785
____________
*Represents actual expenses.  All other expenses are estimates.

Item 15.                      Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant is a Virginia corporation. Article VII of the Articles of Incorporation of the Registrant contains provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 16.                                Exhibits.

Exhibit No.	Description

3.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.i of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007.

3.2	Bylaws, incorporated by reference to Exhibit 3.ii of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

5.1	Opinion of Williams Mullen.**

10.1	Change of Control Severance Plan.*

21.1	Subsidiaries of the Company.*

23.1	Consent of Elliot Davis, LLC*

23.2	Consent of Williams Mullen (included in Exhibit 5.1).**

24.1	Power of Attorney (included on the signature page hereto).

*Filed herewith
**To be filed by amendment.

II-1

Item 17.                      Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933,each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(8) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockingham County, Commonwealth of Virginia, on December 22, 2010.

F & M BANK CORP.

By:	/s/ Dean W. Withers
Dean W. Withers
President and Chief Executive Officer

Each of the undersigned hereby appoints each of Dean W. Withers and Neil W. Hayslett as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dean W. Withers	President and Chief Executive Officer	December 22, 2010
Dean W. Withers	and Director (Principal Executive Officer)
/s/ Neil W. Hayslett	Executive Vice President and	December 22, 2010
Neil W. Hayslett	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Thomas L. Cline	Director, Chairman	December 22, 2010
Thomas L. Cline
/s/ John N. Crist	Director	December 22, 2010
John N. Crist
/s/ Ellen R. Fitzwater	Director	December 22, 2010
Ellen R. Fitzwater
/s/ Daniel J. Harshman	Director	December 22, 2010
Daniel J. Harshman
/s/ Richard S. Myers	Director	December 22, 2010
Richard S. Myers
/s/ Michael W. Pugh	Director	December 22, 2010
Michael W. Pugh

/s/ Christopher S. Runion	Director	December 22, 2010
Christopher S. Runion
/s/ Ronald E. Wampler	Director	December 22, 2010
Ronald E. Wampler

EXHIBIT INDEX

Exhibit No.	Description

3.1	Restated Articles of Incorporation, incorporated by reference to Exhibit 3.i of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007.

3.2	Bylaws, incorporated by reference to Exhibit 3.ii of the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

5.1	Opinion of Williams Mullen.**

10.1	Change of Control Severance Plan.*

21.1	Subsidiaries of the Company.*

23.1	Consent of Elliot Davis, LLC*

23.2	Consent of Williams Mullen (included in Exhibit 5.1).**

24.1	Power of Attorney (included on the signature page hereto).

*Filed herewith
**To be filed by amendment.